Notify Technology Reports Preliminary Results for the Fourth Fiscal Quarter Ended September 30, 2010

Revenue increases by 13% over the same quarter in prior year.

SAN JOSE, Calif., Nov. 2, 2010 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC Bulletin Board: NTFY) today announced preliminary financial results for its fourth fiscal quarter ended September 30, 2010.

Total fiscal fourth quarter revenue increased 13% to $1,878,112 in the three-month period ended September 30, 2010 from $1,665,621 during the same period in the prior year.  Net income for the three month period ended September 30, 2010 was $182,776 or $0.01 per diluted share. The company's financial performance is an improvement from net income of $104,328 or $0.01 per diluted share, reported for the same period in the prior year. The increase in net income for the fiscal quarter reflects our continued success in growing and renewing customer accounts.

The company also experienced a 61% increase in cash and cash equivalents at September 30, 2010 as compared to cash and cash equivalents at September 30, 2009.

"It gives me great pleasure to report the preliminary financial results of the final quarter of fiscal 2010.  Not only have we achieved our sixth consecutive profitable quarter we also recorded our second profitable year," said Paul DePond, President and Chief Executive Officer of the company. "I expect the fully audited results to be released in December 2010."

Sales and Marketing expenses were $555,371 in the three-month period ended September 30, 2010 compared to $614,023 in the three-month period ended September 30, 2009.  The decrease was primarily the result of a decrease in salary and commission expenses.

Research and Development expenses were $676,429 in the three-month period ended September 30, 2010 compared to $467,883 in the three-month period ended September 30, 2009.  The increase was due to the increased salaries as we expanded our design and testing staff to meet the demands of a rapidly expanding smart phone market.  Our development efforts were devoted to increasing the feature set of our software products, porting our solution to new devices and creating new products.

General and Administrative expenses were flat at $444,863 in the three-month period ended September 30, 2010 compared to $447,481 for the three-month period ended September 30, 2009.

About Notify Technology Corporation

Founded in 1994, Notify Technology Corporation, (OTC BB: NTFY.OB) is an innovative software company developing mobility products for organizations of all sizes. Notify's wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology Corporation that involve risks and uncertainties, including, but not limited to, statements regarding the expected timing of the release of the Company's audited results.  Those statements are based on unaudited current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, Notify's ability to deliver products and manage growth, its ability to continue to improve its existing products or develop new products or technologies, and its ability to maintain revenue growth as well as other risks.  In particular, management cannot predict future NotifyLink and NotifySync revenues with any accuracy and does not know whether NotifyLink and NotifySync revenues will continue to grow at the rates recently experienced, if at all.  Increasing NotifyLink and NotifySync revenues will require, among other things, continued investments in the Company's sales and marketing organization and Notify has limited available cash resources to make these investments.  These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect Notify Technology's future results, please see the Company's filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of performance.  Actual results may differ materially from management's expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION CONDENSED STATEMENTS OF INCOME

	Three-Month Periods
	Ended September 30,
	2010	2009
	(Unaudited)

Revenue:
Product sales	$ 1,878,112	$ 1,665,621
Total revenue	1,878,112	1,665,621

Cost of revenue:
Product cost	18,612	---
Royalty payments	1,371	35,891
Total cost of revenue	19,983	35,891
Gross profit	1,858,129	1,629,730

Operating expenses:
Research and development	676,429	467,883
Sales and marketing	555,371	614,023
General and administrative	444,863	447,481
Total operating expenses	1,676,663	1,529,387

Income from operations	181,466	100,343

Interest income and other, net	1,310	3,985
Net income before provision for income taxes	182,776	104,328

Provision for income taxes	- -	- -
Net income	$ 182,776	$ 104,328

Basic and diluted net income per share	$ 0.01	$ 0.01

Basic weighted average shares outstanding	14,095,210	14,075,662

Diluted weighted net income per share	$ 0.01	$ 0.01

Diluted weighted average shares outstanding	15,531,770	16,031,553

NOTIFY TECHNOLOGY CORPORATION
Condensed Balance Sheets
	Sept. 30,	Sept. 30,
	2010	2009
	Unaudited	Audited
Assets:
Current assets:
Cash and cash equivalents	$ 2,526,654	$ 1,565,447
Accounts receivable, net	292,040	810,543
Other assets	44,570	40,540
Total current assets	2,863,264	2,416,530
Non-current assets
Property and equipment, net	306,380	247,117
Lease deposits	15,602	15,602
Total non-current assets	321,982	262,719
Total assets	$ 3,185,246	$ 2,679,249
Liabilities and shareholders' deficit
Current liabilities:
Current portion of capital lease obligation	$ 3,369	$ 4,142
Accounts payable	55,378	75,340
Accrued payroll and related liabilities	405,203	454,946
Deferred revenue	2,927,067	2,995,906
Other accrued liabilities	123,066	140,464
Total current liabilities	3,514,083	3,670,798
Long-term liabilities:
Long-term Deferred revenue	112,696	137,250
Long-term capital lease obligations	3,174	6,543
Total long-term liabilities	115,870	143,793
Total liabilities	3,629,953	3,814,591
Shareholders' deficit:
Preferred stock	- -	- -
Common stock	14,111	14,076
Additional paid-in capital	23,516,721	23,442,160
Accumulated deficit	(23,975,539)	(24,591,578)
Total shareholders' deficit	(444,707)	(1,135,342)
Total liabilities and shareholders' deficit	$ 3,185,246	$ 2,679,249

Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, jerry.rice@notifycorp.com